News Release

Contacts:

Jerri Fuller Dickseski (Media)
jerri.dickseski@hii-co.com
757-380-2341

Dwayne Blake (Investors)
dwayne.blake@hii-co.com
757-380-2104

Huntington Ingalls Industries Reports Third Quarter 2018 Results

•	Revenues were $2.1 billion

•	Operating margin was 13.9%

•	Diluted earnings per share was $5.29

•	Cash and cash equivalents at the end of the quarter were $68 million

NEWPORT NEWS, Va. (Nov. 8, 2018) - Huntington Ingalls Industries (NYSE:HII) reported third quarter 2018 revenues of $2.1 billion, up 11.8 percent from the same period last year. The increase was driven primarily by higher volumes at HII’s Newport News Shipbuilding and Ingalls Shipbuilding segments.
Operating income in the quarter was $290 million and operating margin was 13.9 percent, compared to $241 million and 12.9 percent, respectively, in the third quarter of 2017. The increases in operating income and operating margin were the result of higher segment operating income and a favorable change in the Operating FAS/CAS Adjustment compared to the prior year.
Diluted earnings per share in the quarter was $5.29, compared to $3.27 in the same period of 2017. The increase was predominantly due to higher operating income, a lower statutory federal income tax rate and a favorable change in the non-operating portion of retirement benefit expense.
New contract awards in the quarter were approximately $2.8 billion, bringing total backlog to approximately $22 billion as of Sept. 30.
“I am pleased with the execution by all of our business segments,” said HII President and CEO Mike Petters. “Key contract awards in the third quarter demonstrate the team’s commitment to providing high-quality, cost-effective solutions for our customers.”

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Results of Operations

	Three Months Ended				Nine Months Ended
	September 30				September 30
(in millions, except per share amounts)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Sales and service revenues	$2,083	$1,863	$220	11.8%	$5,977	$5,445	$532	9.8%
Operating income (loss)	290	241	49	20.3%	738	650	88	13.5%
Operating margin %	13.9%	12.9%		99 bps	12.3%	11.9%		41 bps
Segment operating income (loss)[1]	217	192	25	13.0%	515	499	16	3.2%
Segment operating margin %[1]	10.4%	10.3%		11 bps	8.6%	9.2%		(55) bps
Net earnings (loss)	229	149	80	53.7%	624	415	209	50.4%
Diluted earnings (loss) per share	$5.29	$3.27	$2.02	61.8%	$14.15	$9.04	$5.11	56.5%

Weighted-average diluted shares outstanding	43.3	45.5			44.1	45.9
[1] Non-GAAP measures that exclude non-segment factors affecting operating income. See Exhibit B for definitions and reconciliations.

Segment Operating Results
Ingalls Shipbuilding

	Three Months Ended				Nine Months Ended
	September 30				September 30
($ in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Revenues	$694	$593	$101	17.0%	$1,908	$1,782	$126	7.1%
Segment operating income (loss)[1]	82	74	8	10.8%	229	238	(9)	(3.8)%
Segment operating margin %[1]	11.8%	12.5%		(66) bps	12.0%	13.4%		(135) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Ingalls Shipbuilding revenues for the third quarter were $694 million, an increase of $101 million, or 17.0 percent, from the same period in 2017, primarily due to higher revenues in amphibious assault ships and the Legend-class National Security Cutter (NSC) program, partially offset by lower surface combatant revenues. Higher amphibious assault ship revenues were mainly the result of higher volumes on Richard M. McCool Jr. (LPD 29), Bougainville (LHA 8) and Fort Lauderdale (LPD 28), partially offset by lower volumes on the delivered USS Portland (LPD 27) and Tripoli (LHA 7). NSC program revenues increased due to higher volumes on Stone (NSC 9) and NSC 10 (unnamed), partially offset by lower volume on Midgett (NSC 8). Surface combatant revenues decreased primarily as a result of lower volumes on the delivered USS Ralph Johnson (DDG 114), Paul Ignatius (DDG 117) and Lenah H. Sutcliffe Higbee (DDG 123), partially offset by higher volume on USS Fitzgerald (DDG 62) repair and restoration.
Ingalls Shipbuilding segment operating income for the third quarter was $82 million, an increase of $8 million from the same period last year. Segment operating margin in the quarter was 11.8 percent, compared to 12.5 percent in the same period last year. The increase in segment operating income was primarily driven by the higher volumes described above, and the decrease in segment operating margin was mainly due to lower risk retirement on the San Antonio-class (LPD 17) program, partially offset by higher risk retirement on the NSC program.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Key Ingalls Shipbuilding milestones for the quarter:

•	Awarded $5.1 billion multiyear contract for six Arleigh Burke-class (DDG 51) destroyers

◦	$1.8 billion for the first two destroyers currently exercised

•	Awarded a $165.5 million advance procurement contract for LPD 30

•	Launched the guided missile destroyer Frank E. Petersen Jr. (DDG 121)

•	Authenticated the keel of the National Security Cutter Stone (NSC 9)

•	Delivered the National Security Cutter Kimball (NSC 7)

Newport News Shipbuilding

	Three Months Ended				Nine Months Ended
	September 30				September 30
($ in millions)	2018	2017	$ Change	% Change	2018	2017	$ Change	% Change
Revenues	$1,179	$1,053	$126	12.0%	$3,444	$3,025	$419	13.9%
Segment operating income (loss)[1]	119	96	23	24.0%	261	248	13	5.2%
Segment operating margin %[1]	10.1%	9.1%		98 bps	7.6%	8.2%		(62) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.
Newport News Shipbuilding revenues for the third quarter were $1.2 billion, an increase of $126 million, or 12.0 percent, from the same period in 2017, mainly due to higher revenues in aircraft carriers and naval nuclear support services. Higher aircraft carrier revenues were primarily the result of increased volumes on the execution contract for the refueling and complex overhaul (RCOH) of USS George Washington (CVN 73) and the advance planning contract for Enterprise (CVN 80), partially offset by decreased volumes on the inactivation of the decommissioned aircraft carrier Enterprise (CVN 65), the execution contract for the RCOH of the redelivered USS Abraham Lincoln (CVN 72) and the construction contract for John F. Kennedy (CVN 79). The increase in naval nuclear support services revenues was mainly the result of higher volumes in submarine support and facility maintenance services.
Newport News Shipbuilding segment operating income for the third quarter was $119 million, an increase of $23 million from the same period last year. Segment operating margin was 10.1 percent for the quarter, compared to 9.1 percent in the same period last year. These increases were primarily the result of favorable changes in workers’ compensation expense, partially offset by the resolution in 2017 of outstanding contract changes on the inactivation of the decommissioned Enterprise (CVN 65) and the RCOH of USS Abraham Lincoln (CVN 72).
Key Newport News Shipbuilding milestones for the quarter:

•	Reached 50 percent completion of John F. Kennedy (CVN 79)

•	Awarded an advance planning contract for the RCOH of USS John C. Stennis (CVN 74)

•	Began post-delivery work on USS Gerald R. Ford (CVN 78)

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Technical Solutions

	Three Months Ended				Nine Months Ended
	September 30				September 30
($ in millions)	2018	2017	$ Change	% Change	2018	2017	% Change	% Change
Revenues	$245	$241	$4	1.7%	$721	$710	11	1.5%
Segment operating income (loss)[1]	16	22	$(6)	(27.3)%	25	13	12	92.3%
Segment operating margin %[1]	6.5%	9.1%		(260) bps	3.5%	1.8%		164 bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Technical Solutions revenues for the third quarter were $245 million, an increase of $4 million from the same period in 2017, primarily due to higher oil and gas services and mission driven innovative solutions revenues, partially offset by lower fleet support and nuclear and environmental revenues.
Technical Solutions segment operating income for the third quarter was $16 million, a decrease of $6 million from the same period last year. Segment operating margin was 6.5 percent for the quarter, compared to 9.1 percent in the same period of 2017. These decreases were primarily driven by the release in 2017 of a portion of an accounts receivable allowance on a nuclear and environmental commercial contract, partially offset by improved performance in oil and gas services.
Key Technical Solutions milestones for the quarter:

•	Triad National Security, a joint venture supported by HII’s Technical Solutions segment, received a notice to proceed with the management transition process at Los Alamos National Laboratory (LANL).

•	Awarded a contract valued at $34 million, including options, to provide engineering, technical, repair and logistical support to the U.S. Navy’s Coastal Riverine Forces.

About Huntington Ingalls Industries
Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of professional services to partners in government and industry. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII’s Technical Solutions division provides a wide range of professional services through its Fleet Support, Mission Driven Innovative Solutions, Nuclear and Environmental, and Oil and Gas operations. Headquartered in Newport News, Virginia, HII employs more than 40,000 people operating both domestically and internationally. For more information, please visit www.huntingtoningalls.com.
Conference Call Information
Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. ET today. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.huntingtoningalls.com. A telephone replay of the conference call will be available from noon today through Thursday, Nov. 15 by calling toll-free (855) 859-2056 or (404) 537-3406 and using conference ID 1397063.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Forward-Looking Statements
Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to estimate our future contract costs and perform our contracts effectively; changes in procurement processes and government regulations and our ability to comply with such requirements; our ability to deliver our products and services at an affordable life cycle cost and compete within our markets; natural and environmental disasters and political instability; our ability to execute our strategic plan, including with respect to share repurchases, dividends, capital expenditures and strategic acquisitions; adverse economic conditions in the United States and globally; changes in key estimates and assumptions regarding our pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligation to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make. This release also contains non-GAAP financial measures and includes a GAAP reconciliation of these financial measures. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
(in millions, except per share amounts)	2018	2017	2018	2017
Sales and service revenues
Product sales	$1,547	$1,391	$4,416	$4,088
Service revenues	536	472	1,561	1,357
Sales and service revenues	2,083	1,863	5,977	5,445
Cost of sales and service revenues
Cost of product sales	1,159	1,064	3,369	3,152
Cost of service revenues	434	384	1,287	1,112
Income (loss) from operating investments, net	8	7	12	10
Other income and gains	—	—	14	—
General and administrative expenses	208	181	609	541
Operating income (loss)	290	241	738	650
Other income (expense)
Interest expense	(14)	(18)	(44)	(53)
Non-operating retirement expense	19	(4)	56	(12)
Other, net	—	1	2	—
Earnings (loss) before income taxes	295	220	752	585
Federal and foreign income taxes	66	71	128	170
Net earnings (loss)	$229	$149	$624	$415

Basic earnings (loss) per share	$5.29	$3.28	$14.15	$9.06
Weighted-average common shares outstanding	43.3	45.4	44.1	45.8

Diluted earnings (loss) per share	$5.29	$3.27	$14.15	$9.04
Weighted-average diluted shares outstanding	43.3	45.5	44.1	45.9

Dividends declared per share	$0.72	$0.60	$2.16	$1.80

Net earnings (loss) from above	$229	$149	$624	$415
Other comprehensive income (loss)
Change in unamortized benefit plan costs	20	(52)	61	(7)
Other	—	3	(2)	10
Tax benefit (expense) for items of other comprehensive income	(5)	19	(16)	(1)
Other comprehensive income (loss), net of tax	15	(30)	43	2
Comprehensive income (loss)	$244	$119	$667	$417

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions)	September 30 2018	December 31 2017
Assets
Current Assets
Cash and cash equivalents	$68	$701
Accounts receivable, net of allowance for doubtful accounts of $9 million as of 2018 and $13 million as of 2017	472	429
Contract assets	1,039	759
Inventoried costs, net	180	183
Prepaid expenses and other current assets	100	123
Total current assets	1,859	2,195
Property, plant, and equipment, net of accumulated depreciation of $1,796 million as of 2018 and $1,770 million as of 2017	2,332	2,215
Goodwill	1,217	1,217
Other intangible assets, net of accumulated amortization of $556 million as of 2018 and $528 million as of 2017	480	508
Deferred tax assets	98	114
Miscellaneous other assets	213	125
Total assets	$6,199	$6,374
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$407	$375
Accrued employees’ compensation	267	245
Current portion of postretirement plan liabilities	139	139
Current portion of workers’ compensation liabilities	234	250
Contract liabilities	267	146
Other current liabilities	317	236
Total current liabilities	1,631	1,391
Long-term debt	1,282	1,279
Pension plan liabilities	436	922
Other postretirement plan liabilities	413	414
Workers’ compensation liabilities	471	509
Other long-term liabilities	141	101
Total liabilities	4,374	4,616
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 53.1 million shares issued and 43.0 million shares outstanding as of September 30, 2018, and 53.0 million shares issued and 45.1 million shares outstanding as of December 31, 2017	1	1
Additional paid-in capital	1,944	1,942
Retained earnings (deficit)	2,434	1,687
Treasury stock	(1,484)	(972)
Accumulated other comprehensive income (loss)	(1,070)	(900)
Total stockholders’ equity	1,825	1,758
Total liabilities and stockholders’ equity	$6,199	$6,374

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30
($ in millions)	2018	2017
Operating Activities
Net earnings (loss)	$624	$415
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	129	123
Amortization of purchased intangibles	28	30
Amortization of debt issuance costs	3	4
Provision for doubtful accounts	(4)	10
Stock-based compensation	27	27
Deferred income taxes	(1)	26
Change in
Contract balances	(192)	(121)
Inventoried costs	3	18
Prepaid expenses and other assets	5	12
Accounts payable and accruals	109	33
Retiree benefits	(468)	(198)
Other non-cash transactions, net	3	1
Net cash provided by (used in) operating activities	266	380
Investing Activities
Capital expenditures
Capital expenditure additions	(293)	(228)
Grant proceeds for capital expenditures	33	—
Acquisitions of businesses, net of cash received	—	3
Investment in affiliates	(10)	—
Proceeds from disposition of assets	3	9
Net cash provided by (used in) investing activities	(267)	(216)
Financing Activities
Dividends paid	(95)	(82)
Repurchases of common stock	(512)	(247)
Employee taxes on certain share-based payment arrangements	(25)	(56)
Net cash provided by (used in) financing activities	(632)	(385)
Change in cash and cash equivalents	(633)	(221)
Cash and cash equivalents, beginning of period	701	720
Cash and cash equivalents, end of period	$68	$499
Supplemental Cash Flow Disclosure
Cash paid for income taxes	$77	$173
Cash paid for interest	$32	$37
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$7	$3

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit B: Non-GAAP Measures Definitions & Reconciliations

We make reference to “segment operating income (loss)” and “segment operating margin.”
We internally manage our operations by reference to “segment operating income (loss)” and “segment operating margin,” which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income (loss) and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income (loss) and segment operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income (loss) and segment operating margin may not be comparable to similarly titled measures of other companies.
Segment operating income (loss) is defined as operating income (loss) for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.
Segment operating margin is defined as segment operating income (loss) as a percentage of sales and service revenues.
Operating FAS/CAS Adjustment is defined as the difference between the service cost component of our pension and other postretirement expense determined in accordance with GAAP (FAS) and our pension and other postretirement expense under U.S. Cost Accounting Standards (CAS).
Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.
We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Segment Operating Income (Loss) and Segment Operating Margin

	Three Months Ended		Nine Months Ended
	September 30		September 30
($ in millions)	2018	2017	2018	2017
Ingalls revenues	$694	$593	$1,908	$1,782
Newport News revenues	1,179	1,053	3,444	3,025
Technical Solutions revenues	245	241	721	710
Intersegment eliminations	(35)	(24)	(96)	(72)
Sales and Service Revenues	2,083	1,863	5,977	5,445

Operating Income (Loss)	290	241	738	650
Operating FAS/CAS Adjustment	(73)	(50)	(218)	(156)
Non-current state income taxes	—	1	(5)	5
Segment Operating Income (Loss)	217	192	515	499
As a percentage of sales and service revenues	10.4%	10.3%	8.6%	9.2%
Ingalls operating income (loss)	82	74	229	238
As a percentage of Ingalls revenues	11.8%	12.5%	12.0%	13.4%
Newport News operating income (loss)	119	96	261	248
As a percentage of Newport News revenues	10.1%	9.1%	7.6%	8.2%
Technical Solutions operating income (loss)	16	22	25	13
As a percentage of Technical Solutions revenues	6.5%	9.1%	3.5%	1.8%

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com